Exhibit 99

CONTACT: REGIS CORPORATION:

Mark Fosland — Vice President, Finance
952-806-1707
Andy Larew — Director, Finance-Investor Relations
952-806-1425

For Immediate Release

PAUL D. FINKELSTEIN RESIGNS FROM REGIS BOARD OF DIRECTORS

Joel Conner Named Independent Chairman of the Board Effective Immediately

MINNEAPOLIS — May 1, 2012 — Regis Corporation (NYSE: RGS), the global leader in the $160 billion haircare industry, today announced that Paul D. Finkelstein has resigned from his positions as director and Executive Chairman of the Regis Board of Directors, as of April 30, 2012.  Joel Conner, currently a Regis director, has been named independent Chairman of the Board, effective immediately.

“I am pleased with the progress the Company has recently made, including the agreement to sell Regis’ minority ownership interest in Provaillance, and the development of a comprehensive plan to re-energize our salons.  This Board remains committed to overseeing the positive change that is already underway at Regis and remains focused on enhancing shareholder value,” said Joel Conner, independent Chairman of the Board

“We thank Paul for his service to the Company.  On behalf of the Board, we are excited for a new phase in Regis’ growth.”

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of March 31, 2012, the Company owned, franchised or held ownership interests in approximately 12,700 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women.  In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue.  Regis also maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia.  For additional information about the company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

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